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                                                                    EXHIBIT 23.1


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form F-3 of our report dated May 6, 1997, which appears on page F-2 of the Form 20-F of Sony Corporation for the fiscal year ended March 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1997 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse
Tokyo, Japan

January 29, 1998